News Release

Nextel Communications, Inc. 2001 Edmund Halley Drive Reston, VA 20191

For Immediate Release	Contacts:
Media – Leigh Horner (919) 465-3712
Christopher Doherty (703) 928-3279
Investors – Paul Blalock (703) 433- 4300

Nextel, along with Consensus Parties, Provide
Additional Detail in Support of 800 MHz Consensus Plan
Revised FCC Filing Addresses Retuning Costs and Timeline

RESTON, Va., December 24, 2002 – Nextel Communications Inc., (NASDAQ:NXTL), announced today, in conjunction with its consensus parties from the public safety community and private wireless industry, a detailed filing with the Federal Communications Commission (FCC) that provides additional information in support of the consensus plan for improving public safety communications in the 800 MHz band.

The supplemental filing details the timeline and mechanics of the proposed realignment process, specifically addressing the relocation and retuning of incumbent licensees at 800 MHz, and the rights and obligations of licensees during and after the realignment. The consensus parties have addressed additional interference protections for licensees after the realignment process and how the plan would be implemented in the border areas adjacent to Canada and Mexico.

In addition, Nextel has raised its commitment to assist in the realignment. Nextel has committed up to $850 million to facilitate the retuning and relocation for incumbent public safety and private wireless licensees. The retuning would be completed over a 42-month period commencing with the Commission’s approval of the consensus plan. The first nine months of the plan will be dedicated to frequency planning and data collection. The movement of the largest public safety systems that require a substantial portion of funding will occur in the final stages of the plan. Nextel’s funding commitment remains contingent upon the FCC licensing to Nextel a 10MHz block of contiguous spectrum at 1.9 GHz.

The consensus plan garners support of organizations representing more than 90 percent of the 800 MHz licensees affected by CMRS-public safety interference. Supporters include the International Association of Chiefs of Police, the International Association of Fire Chiefs, the National Sheriff’s Association, the Association of Public-Safety Communications Officials, the International Municipal Signal Association, the Major Cities Chiefs Association, the Major County Sheriffs’ Association, Aeronautical Radio, Inc., the American Mobile Telecommunications Association, the American Petroleum Institute, the Forest Industries Telecommunications, the Industrial Telecommunications Association, Inc., the National Stone, Sand and Gravel Association, the Personal Communications Industry Association and the Taxicab, Limousine and Paratransit Association. This is the only plan that meets all of the objectives as set forth by the FCC — mitigating interference to public safety communication systems, minimizing disruption to existing licensees, and ensuring public safety has the spectrum needed to perform its critical function.

About Nextel
 Nextel Communications, a Fortune 300 company based in Reston, Va., is a leading provider of fully integrated wireless communications services and has built the largest guaranteed all-digital wireless network in the country covering thousands of communities across the United States. Nextel and Nextel Partners, Inc., currently serve 197 of the top 200 U.S. markets. Through recent market launches, Nextel and Nextel Partners service is available today in areas of the U.S. where approximately 240 million people live or work.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel’s actual future experience involving any one or more of such matters and subject areas. Nextel has attempted to identify, in context, certain of the factors that they currently believe may cause actual future experience and results to differ from Nextel current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in Nextel reports filed with the SEC, including Nextel’s annual report on Form 10-K for the year ended December 31, 2001 and in its subsequent quarterly reports on Form 10-Q. This press release speaks only as of its date, and Nextel disclaims any duty to update the information herein.

###